Exhibit 10.4

EXECUTION COPY

September 14, 2005

Michael D. Webb

EPIX Pharmaceuticals, Inc.

161 First Street

Cambridge, MA 02142

Dear Michael:

The purpose of this letter agreement (hereinafter the “Agreement”) is to confirm the terms of your separation from EPIX Pharmaceuticals, Inc. (“EPIX” or “Company”).  The Consideration described below is contingent on your agreement to and compliance with the terms of this Agreement.  The Effective Date of this Agreement shall be the eighth day following the day that you sign it.

1.             Separation of Employment.  You acknowledge that by signing this Agreement, you shall have submitted your resignation as Chief Executive Officer and member of the Board of Directors to the Board of Directors, which resignation shall be effective on September 14, 2005 (the “Separation Date”).  Except as provided for below, you acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of Company.

2.             Consideration.  In exchange for the mutual covenants set forth in this Agreement, and beginning as soon as practicable after the Effective Date of this Agreement, the Company agrees to provide you with the following Consideration:

(i)            The Company shall pay you severance pay in the amount of $175,150.50, paid out in six (6) approximately equal monthly payments, beginning in the first month following the conclusion of the Consulting Period (as defined in Section 3) (the six month period during which the severance pay is being paid referred to as the “Severance Period”).

(ii)           You shall remain eligible to be paid, in the discretion of the Board of Directors, an annual bonus for the period ending December 31, 2005.  In determining the amount of the bonus to be awarded, if any, the Board will refer to but shall not be bound by the terms of the short-term incentive plan referred to on page 21 of the Company’s Proxy Statement dated on or about April 25, 2005, and any bonus shall be prorated by the number of months of employment as CEO in 2005.

(iii)          The Company will reimburse your reasonable documented attorneys fees incurred in connection with the negotiation and execution of this Agreement and preparation of the related press releases and prepared responses to media inquiries, up to a maximum of $5000.00.

(iv)          By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical and dental insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).  The COBRA “qualifying event” shall be deemed to be the Separation Date.  If you complete the appropriate forms and execute this Agreement, the Company will cover the cost of the COBRA payments to continue your participation in EPIX’s medical and dental insurance plans during the Consultancy Period (as defined in Section 3) and the Severance Period to the same extent that such insurance is provided to persons employed by EPIX.  All other benefits shall cease as of the Separation Date.

(v)           EPIX will instruct its officers, members of the Board of Directors and senior managers to refrain from making any private or public statements that are professionally or personally disparaging about you and to refrain from engaging in any conduct that is intended to harm your reputation.

You acknowledge and agree that the Consideration provided herein is not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, nor is this Consideration intended to, and shall not, constitute a severance plan, and shall confer no benefit on anyone other than the parties hereto.

3.             Consultancy Agreement.   Upon the Separation Date, and until December 31, 2005 (or until terminated earlier as specifically set forth in this Agreement), the Company desires that you shall perform, and you agree to perform, such services, and have such responsibilities, as the Chief Executive Officer or Board of Directors may direct (the period during which you are serving in this role hereinafter referred to as the “Consultancy Period”).  As consultant: (i) you acknowledge that you are acting as an independent contractor, and that nothing in this provision shall be construed to create an employment relationship between the parties, and (ii) you are not authorized to enter into contracts or agreements on behalf of the Company or to otherwise create obligations of the Company to third parties.  The Company shall pay you a consultancy fee at the rate of $29,191.75 per month, plus reasonable expenses.  You may terminate the Consultancy Period prior thereto by four weeks’ written notice to the Chief Executive Officer and/or the Chairman of the Board of Directors.

4.             Stock Options.  Until the Separation Date, you shall continue to vest in stock options (“Options”) in accordance with your Notice of Grant of Stock Options and Option Agreements (“Awards”) and the Amended and Restated 1992 Equity Incentive Plan (“Plan”).  You shall not vest in any additional Options following the Separation Date.  Following the Separation Date, you may exercise any vested Incentive Stock Options in accordance with the terms of the Awards and the Plan.  You may exercise any vested Nonqualified Stock Options up through and including the 90th day following the conclusion of the Consultancy Period.

5.             No Amounts Owing.  You acknowledge that except for the specific financial consideration set forth in this Agreement and any salary and vacation pay that you shall earn up to the Separation Date, you have been paid and provided all wages, commissions, bonuses, vacation pay, holiday pay and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Company.

6.             Confidentiality and Related Covenants. You hereby agree and acknowledge the following:

(i)            On or before the Separation Date, you will return to EPIX all Company documents (and any copies thereof), property and any Proprietary Information as defined in the Invention and Non-Disclosure Agreement (the Inventions Agreement) previously signed by you, which is attached hereto as Exhibit A, the terms of which are incorporated herein and shall survive the signing of this Agreement, and you hereby reaffirm your obligation to fully abide by the provisions of the Inventions Agreement.

(ii)           You will not make any private or public (including to the print or electronic media) statements that are professionally or personally disparaging about, or adverse to, the interests of Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company, or engage in any conduct which is intended to harm professionally or personally the reputation of Company (including its officers, directors and employees); provided, nothing herein shall, or shall be construed to, apply to any statements made by you:  (a) as may be required by law;  (b) in any judicial or other adjudicatory proceeding or action; or (c) in any privileged or confidential communication with your counsel or other confidential personal or professional advisors.

(iii)          The material breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to terminate the Consultancy Period immediately upon written notice to you and/or to recover from you any monies already paid to you or on your behalf pursuant to Section 2 of this Agreement.

7.             Cooperation.  You agree that during your employment and thereafter you shall provide reasonable cooperation to Company upon its request to assist in its defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Company, including any claims or actions against its officers, directors and employees.  Your cooperation in connection with such matters, actions and claims shall include, without limitation, to prepare for and/or participate in any proceeding (including, without limitation, consultation, discovery or trial) and to assist with any audit, inspection, proceeding or other inquiry.  For any cooperation provided pursuant to this Section after the conclusion of the Severance Period, you shall be reimbursed for any reasonable documented costs, expenses and time in an amount equal to $250 an hour, plus reasonable attorneys’ fees, provided that you shall not be provided this reimbursement for time spent in your own defense.  Nothing herein shall be construed to require you to provide any cooperation with respect to any matter in which your interests are or may be adverse to the interests of the Company.

8.             Release of Claims.

(i)            You hereby agree and acknowledge that by signing this letter and agreeing to the Consideration to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against Company(1) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date you sign this Agreement.  Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other

(1)           For the purposes of this Section 8, “Company” shall include EPIX Pharmaceuticals, Inc. and any of its divisions, affiliates, subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against Company, for any alleged action, inaction or circumstance existing or arising through the date you sign this Agreement.

Without limiting the foregoing general waiver and release, you specifically waive and release Company from any Claim arising from or related to your employment relationship with Company or the termination thereof, including, without limitation:

**           Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

**           Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.

**           Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**           Any other Claim arising under state or federal law.

(ii)           Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement, does not act as a waiver or release of any claims that you cannot by law waive or release, and does not waive any of your rights to indemnification (including the right, if any, to advance of legal fees) by the Company.

(iii)          This Section does not prohibit you from challenging the validity of this release under the federal Age Discrimination in Employment Act (“ADEA”), filing a charge or complaint of age discrimination with the federal Equal Employment Opportunity Commission (“EEOC”), or participating in any investigation or proceeding conducted by the EEOC.  In addition, nothing in this release or this Agreement shall limit EPIX’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the ADEA or other laws, or seek recovery from you, to the extent permitted by law, of the Consideration provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail on the merits of a claim under the ADEA or other laws.

(iv)          You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Consideration and other benefits being provided to you under the terms of this Agreement.

(v)           Nothing in this section shall be construed to deprive the parties to a determination of proportionate liability and of the judgment reduction provisions set forth in Section 21D(f)(2)(B) and 21D(f)(3) of the Securities Exchange Act of 1934, as amended.  The release provided by this section shall be null and void if and only to the extent that it would otherwise prevent either party hereto from reducing its or his liability and/or amount of judgment against it or him pursuant to the foregoing proportionate liability and judgment reduction provisions.

9.             ADEA Consideration and Rescission Periods.  You and EPIX acknowledge that you are 40 years of age or older and that you, therefore, have specific rights under the ADEA, which prohibits discrimination on the basis of age.  You and the Company further acknowledge and agree that the release set forth in the preceding paragraph is intended to release any right you may have to file a claim against Company alleging discrimination on the basis of age.  Consistent with the provisions of the ADEA, you shall have twenty-one (21) days (the “Consideration Period”) from your receipt of this Agreement to consider and accept its terms by signing below, and you are advised to consult with an attorney prior to signing this Agreement.  In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement (the “Rescission Period”), you deliver a notice of rescission to the Chairman of the Board of Directors, EPIX Pharmaceuticals, Inc., 161 First Street, Cambridge, MA 02142.  To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period.  Any such rescission shall not affect the termination of your employment, which shall in any event occur on September 14, 2005.

10.          Publicity.  Any press release or other public disclosure of the terms and provisions of this Agreement, including filings required by securities laws, shall be subject to the prior review and comment of the other party as to those provisions relating to the terms and provisions of this Agreement.  During the Consultancy Period and the Severance Period, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity other than filings required by securities laws, concerning any other party to this Agreement or the Agreement’s operation without prior approval of such other party unless required by law, in which case notice of such requirement shall be given to the other party.

11.          Voluntary Agreement.  You acknowledge that you have been given sufficient time and opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

12.          Entire Agreement/Choice of Law/Full Agreement.  Except for that certain “Indemnification Agreement” dated December 9, 1996, the Awards (except as specifically provided herein), and as otherwise expressly provided for herein, this Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between you and Company.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.  This Agreement shall take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of Massachusetts.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to the Chairman of the Board of Directors of EPIX Pharmaceuticals, Inc., within 21 days of the date of this letter.

Very truly yours,

EPIX Pharmaceuticals, Inc.

/s/ Christopher F.O. Gabrieli
By:	Christopher F.O. Gabrieli
Chairman of the Board

Confirmed and Agreed:

/s/ Michael D. Webb

Michael D. Webb

Dated:  September 14, 2005